Exhibit 10.1

AMENDED AND RESTATED

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change of Control Severance Agreement (this “Agreement”) between Newfield Exploration Company, a Delaware corporation (the “Company”), and Lawrence S. Massaro (“Executive”) is made and entered into effective as of February 10, 2016 (the “Effective Date”).

WHEREAS, Executive is a key executive of the Company;

WHEREAS, it is in the best interest of the Company and its stockholders if key executives can approach material business development decisions objectively and without concern for their personal situation;

WHEREAS, the Company recognizes that the possibility of a Change of Control (as defined below) of the Company may result in the early departure of key executives to the detriment of the Company and its stockholders;

WHEREAS, in order to help retain and motivate key management and to help ensure continuity of key management, the Compensation & Management Development Committee of the Company’s Board of Directors (the “Board”) has authorized and directed the Company to enter into this Agreement; and

WHEREAS, the Company and the Executive previously entered into a Change of Control Severance Agreement (the “Original Agreement”) on December 19, 2014 (the “Original Effective Date”), and the Company and the Executive desire to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to the terms and conditions set forth herein.

1.                                      Term of Agreement.

A.                                    The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect through the third anniversary of the Effective Date; provided, however, that commencing on the first day following the Effective Date and continuing on each subsequent day thereafter, the Term of this Agreement shall automatically be extended for one additional day unless the Board shall give written notice to Executive that the Term shall cease to be so extended in which event the Agreement shall terminate on the third anniversary of the date such notice is given.

B.                                    Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs during the Term of this Agreement, the Term shall automatically be extended for the 36-month period following the date of the Change of Control; provided, however, that in no event shall such extension of the Term expire prior to the end of the 30-day period described in Section 2E below, if applicable.

C.                                    Termination of this Agreement shall not alter or impair any rights of Executive arising hereunder on or before such termination.

2.                                      Certain Definitions.

A.                                    “Bonus” shall mean an amount equal to one-half of the total of all cash bonuses (whether paid or deferred) awarded to Executive by the Company with respect to (i) the two most recent calendar years ending prior to Executive’s termination of employment or (ii) if greater, the two most recent calendar years ending prior to the Change of Control.

B.                                    “Cause” shall mean:

(i)                                     the willful and continued failure by Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness);

(ii)                                  Executive’s conviction of or plea of nolo contendre to a felony or a misdemeanor involving moral turpitude;

(iii)                               Executive willfully engages in gross misconduct materially and demonstrably injurious to the Company;

(iv)                              Executive’s material violation of any material policy of the Company; or

(v)                                 Executive’s having been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud.

For purposes of clause (i) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company.  The determination of whether Cause exists must be made by a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board that was called for the purpose of considering such termination (after 10 days’ notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board and, if possible, to cure the breach that was the alleged basis for Cause prior to the meeting of the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

C.                                    “Change of Control” shall mean the occurrence of any of the following:

(i)                                     the Company is not the surviving Person (as such term is defined below) in any merger, consolidation or other reorganization (or survives only as a subsidiary of another Person);

(ii)                                  the consummation of a merger or consolidation of the Company with another Person pursuant to which less than 50% of the outstanding voting securities of the surviving or resulting corporation are issued in respect of the capital stock of the Company;

(iii)                               the Company sells, leases or exchanges all or substantially all of its assets to any other Person;

(iv)                              the Company is to be dissolved and liquidated;

(v)                                 any Person, including a “group” as contemplated by Section13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or

(vi)                              as a result of or in connection with a contested election of directors, the Persons who were directors of the Company before such election cease to constitute a majority of the Board.

Notwithstanding the foregoing, the definition of “Change of Control” shall not include (a) any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction involving solely the Company and one or more Persons that were wholly owned, directly or indirectly, by the Company immediately prior to such event or (b) any event that is not a “change in control” for purposes of Section 409A.  For purposes of this definition, “Person” shall mean any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.

D.                                    “Code” shall mean the Internal Revenue Code of 1986, as amended.

E.                                     “Good Reason” shall mean:

(i)                                     a material reduction in Executive’s authority, duties, titles, status or responsibilities from those in effect immediately prior to the Change of Control or the assignment to Executive of duties or responsibilities inconsistent in any material respect from those of Executive in effect immediately prior to the Change of Control;

(ii)                                  any reduction in Executive’s annual rate of base salary;

(iii)                               any failure by the Company to provide Executive with a combined total of annual base salary and annual bonus compensation at a level at least equal to the combined total of Executive’s annual rate of base salary with the Company in effect immediately prior to the Change of Control and one-half of the total of all cash bonuses (whether paid or deferred) awarded to Executive by the Company with respect to the two most recent calendar years ending prior to the Change of Control, with a failure being deemed to have occurred in the event that payments are made to Executive in a form other than cash, base salary is deferred at other than Executive’s election, bonus compensation is not awarded within two and one-half months following the end of the calendar year to which it relates, bonus compensation is deferred at other than Executive’s election at a rate in excess of the average ratio of deferred bonuses to currently paid bonuses awarded to Executive with respect to the two most recent calendar years ending prior to the Change of Control, or bonus compensation is deferred at other than Executive’s election in a manner that is not substantially similar in terms of Executive’s vested rights and timing of payments to the manner in which deferred bonuses were awarded to Executive with respect to the two most recent calendar years ending prior to the Change of Control;

(iv)                              the Company fails to obtain a written agreement from any successor or assigns of the Company to assume and perform this Agreement as provided in Section 7 hereof; or

(v)                                 the relocation of the Company’s principal executive offices by more than 50 miles from where such offices were located immediately prior to the Change of Control or Executive is based at any office other than the principal executive offices of the Company, except for travel reasonably required in the performance of Executive’s duties and reasonably consistent with Executive’s travel prior to the Change of Control.

Unless Executive terminates his employment upon or within 30 days following the later of an act or omission to act by the Company constituting a Good Reason hereunder, Executive’s continued employment thereafter shall constitute Executive’s consent to, and a waiver of Executive’s rights with respect to, such act or failure to act.  Executive’s right to terminate Executive’s employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness.  Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed by an arbitrator to be unreasonable and not to have been made in good faith by Executive.

F.                                      “Protected Period” shall mean the 36-month period beginning on the effective date of a Change of Control; provided, however, that in no event shall such period expire prior to the end of the 30-day period described in Section 2E above, if applicable.

G.                                    “Release” shall mean a comprehensive release and waiver agreement in substantially the same form as that attached hereto as Exhibit A.

H.                                   “Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.

I.                                        “Separation From Service” has the meaning ascribed to that term in Section 409A.

J.                                        “Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Compensation & Management Development Committee of the Board.

K.                                    “Termination Base Salary” shall mean Executive’s annual base salary with the Company at the rate in effect immediately prior to the Change of Control or, if a greater amount, Executive’s annual base salary at the rate in effect at any time thereafter.

Change of Control Severance Benefits

3.                                      Severance Benefits.  If (a) Executive terminates his employment with the Company during the Protected Period for a Good Reason event or (b) the Company terminates Executive’s employment during the Protected Period other than (i) for Cause or (ii) due to Executive’s inability to perform the primary duties of his position for at least 180 consecutive days due to a physical or mental impairment and (c) as a result of such termination of employment Executive has a Separation From Service, Executive shall receive the following compensation and benefits from the Company, provided that, in the cases of Section 3A, 3C and 3D, Executive executes and does not revoke the Release:

A.                                    On the date that is six months after the date Executive has a Separation From Service with the Company, the Company shall pay to Executive in a lump sum, in cash, an amount equal to three (3) times the sum of Executive’s (i) Termination Base Salary and (ii) Bonus.

B.                                    Except to the extent specifically set forth in a grant agreement under any employee stock incentive plan of the Company, as of the date of Executive’s termination of employment (i) all restricted shares of Company stock of Executive (whether granted before or after the Effective Date) shall become 100% vested and all restrictions thereon shall lapse and the Company shall promptly deliver to Executive unrestricted shares of Company stock, and (ii) each then outstanding Company stock option of Executive (whether granted before or after the Effective Date) shall become 100% exercisable.  All restricted stock units granted by the Company to Executive shall vest and be settled in the manner provided in the applicable award agreement(s).

C.                                    At the time specified below, for the six-month period following the date on which Executive has a Separation From Service, the Company shall reimburse Executive for (1) if Executive or Executive’s dependents are eligible for and elect continued health coverage under a group health plan of the Company or an affiliate that is provided to satisfy the requirements of section 4980B of the Code (“COBRA Coverage”), the actual premium charged to Executive or Executive’s dependents for such COBRA Coverage or (2) if Executive is eligible to retire and receive retiree medical coverage, the actual premium charged to Executive for such retiree medical coverage for Executive and each of Executive’s dependents eligible for such retiree medical coverage.  Such reimbursements (which shall be taxable income to Executive) shall be paid to Executive directly or to the applicable group health plan, as determined by the Company, at the time specified below.  On the date that is six months after the date Executive has a Separation From Service as described in this Section 3, the Company shall pay to Executive in a lump sum, in cash, the sum of (1) an amount such that after payment of all applicable income taxes, Executive retains an amount equal to thirty times the amount of the applicable COBRA Coverage premium for such Executive on such date and (2) an amount such that Executive shall, after payment of all income taxes owed by Executive, retain an amount sufficient to pay the reimbursements for the COBRA Coverage premiums or retiree medical premiums for the six month period following the date on which Executive has a Separation From Service.

D.                                    The Company shall, at its sole expense, provide Executive with reasonable outplacement services, up to an aggregate amount of $30,000, from a nationally prominent executive outplacement service firm selected by the Company and reasonably acceptable to Executive.  The Company shall directly pay the provider the fees for such outplacement services.  The period during which such outplacement services shall be provided to Executive at the expense of the Company shall not extend beyond earlier to occur of (i) the date Executive begins other full-time employment with a new employer or (ii) the last day of the second taxable year of Executive following the taxable year of Executive during which he incurs a Separation From Service.

The Executive will not be paid the cash benefits described in Sections 3A, 3C and 3D, and the Executive shall forfeit any right to such payments, unless (i) the Executive has signed and delivered to the Company the Release furnished to the Executive and (ii) the period for revoking such Release shall have expired (in the case of both clause (i) and clause (ii)) prior to the earlier of the deadline established by the Company or the date that is six months after the date of the Executive’s Separation From Service.

For the final calendar year containing the Protected Period, in the event that the Company fails to award Executive prorated bonus compensation with respect to the portion of such calendar year prior to the expiration of the Protected Period in a manner that does not constitute a failure under Section 2E(iii), such failure shall be deemed to be an event that constitutes Good Reason and, if Executive terminates his employment upon or within 30 days following such failure, then such termination shall be deemed to be a termination of employment by Executive for Good Reason occurring during the Protected Period and Executive’s rights to benefits hereunder with respect to such termination shall be deemed to have arisen prior to the expiration of the Term.

The Company may withhold from any amounts or benefits payable under this Agreement all such taxes as it shall be required to withhold pursuant to any applicable law or regulation.

4.                                      Parachute Payments.

Anything to the contrary herein notwithstanding, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the severance benefits provided for in Section 3, together with any other payments or benefits which Executive has the right to receive hereunder, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the severance benefits provided hereunder shall be either (a) reduced (but not below zero) so that the present value of such total amounts received by Executive from the Company will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts received by Executive shall be subject to the excise tax imposed by section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any applicable income tax).  The determination as to whether any such reduction in the amount of the severance benefits is necessary shall be made by the Company in good faith.  If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments or benefits from the Company used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 4 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

5.                                      Disputed Payments and Failures to Pay.

If the Company fails to make a payment in whole or in part as of the payment deadline specified in this Agreement, either intentionally or unintentionally, other than with the consent of Executive, Executive shall make prompt and reasonable good faith efforts to collect the remaining portion of the payment.  The Company shall pay any such unpaid benefits due to Executive, together with interest on the unpaid benefits from the date of the payment deadline specified in this Agreement at 120 percent of the rate specified in section 1274(b)(2)(B) of the Code within ten (10) business days of discovering that the additional monies are due and payable.

6.                                      No Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except as provided in Sections 3C and 3D, shall the amount of any payment or benefit provided for in this Agreement be reduced as the result of employment by another employer or self-employment, by offset against any amount claimed to be owed by Executive to the Company or otherwise, except that any severance payments or benefits that Executive is entitled to receive pursuant to a Company severance plan or program for employees in general shall reduce the amount of payments and benefits otherwise payable or to be provided to Executive under this Agreement.  Notwithstanding the foregoing, there shall be no such reduction to the extent that such reduction would result in an acceleration of payment of nonqualified deferred compensation that is prohibited under Section 409A.

7.                                      Successor Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly in writing on or prior to the effective date of such succession and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.  Failure of the successor to so assume as provided herein shall constitute a breach of this Agreement and entitle Executive to the payments and benefits hereunder as if triggered by a termination of Executive by the Company other than for Cause on the date of such succession.

8.                                      Indemnity.

In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, fully indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense.  Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.  Payments made pursuant to this Section 8 shall be made within ten (10) business days after delivery of Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company may reasonably require.  The parties intend and agree that the foregoing ten (10) business day deadline is not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A.  The Company shall make a payment to reimburse Executive pursuant to this Section 8 by the end of Executive’s taxable year following Executive’s taxable year in which the legal fees or expenses were incurred by Executive.  The legal fees or expenses that are subject to reimbursement pursuant to this Section 8 shall not be limited as a result of when the fees or expenses are incurred.  The amount of legal fees or expenses that is eligible for reimbursement pursuant to this Section 8 during a given taxable year of Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of Executive.  The right to reimbursement pursuant to this Section 8 is not subject to liquidation or exchange for another benefit.  Notwithstanding any provision of this Agreement to the contrary, if Executive is a Specified Employee, any amount to which Executive would otherwise be entitled under this Section 8 during the first six months following the date of Executive’s Separation From Service shall be accumulated and paid to Executive on the date that is six months following the date of his Separation From Service.

9.                                      Notices.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, to the Company’s headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

10.                               Arbitration.

Any dispute about the validity, interpretation, effect or alleged violation of this Agreement (an “arbitrable dispute”) must be submitted to confidential arbitration in Houston, Texas.  Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association.  Arbitration shall be the exclusive remedy of any arbitrable dispute.  The Company shall bear all fees, costs and expenses of arbitration, including its own, those of the arbitrator and those of Executive unless the arbitrator provides otherwise with respect to the fees, costs and expenses of Executive; in no event shall Executive be chargeable with the fees, costs and expenses of the Company or the arbitrator.  Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys’ fees incurred as a result of the use of such method.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Houston, Texas, for the purposes of any proceeding arising out of this Agreement.

11.                               Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles.

12.                               Entire Agreement.

This Agreement is an integration of the parties’ agreement and no agreement or representatives, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

13.                               Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.                               Amendment and Waivers.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such member of the Board as may be specifically authorized by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.                               Compliance with Section 409A.

The Company and Executive intend that this Agreement by its terms and in operation meet the requirements of Section 409A so that compensation deferred under this Agreement (and applicable investment earnings) shall not be subject to tax under Section 409A.  Any ambiguities in this Agreement shall be construed to effect this intent.  If any provision of this Agreement is found to be in violation of Section 409A, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with Section 409A, or shall be deemed excised from this Agreement, and this Agreement shall be construed and enforced to the maximum extent permitted by Section 409A as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the date first written above.

NEWFIELD EXPLORATION COMPANY

By:	/s/ Lee K. Boothby
Name:	Lee K. Boothby
Title:	CEO, President & Chairman

EXECUTIVE

/s/ Lawrence S. Massaro
Lawrence S. Massaro

EXHIBIT A

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE is by and between               (“Executive”) and Newfield Exploration Company (“Newfield”), a Delaware corporation, having its principal place of business in The Woodlands, Texas.

WITNESSETH:

1.             Termination.  Executive’s employment with Newfield will be terminated effective           .  Executive acknowledges and agrees that he has no authority to act for, and will not act for, Newfield in any capacity on or after the date on which he is terminated.  Executive may not execute this Agreement and Release until on or after the date on which Executive’s employment is terminated.

2.             Consideration.  After Executive signs and returns this Agreement and Release, Newfield will provide Executive with a severance payment at the time and in the amount set forth in Section 3 of that certain Amended and Restated Change of Control Severance Agreement entered into between Executive and Newfield (the “Severance Agreement”) which is attached hereto and made a part of this Agreement and Release for all purposes.  This Agreement and Release is entered into by Executive in return for Newfield’s promises herein and in the Severance Agreement to provide the severance payment and other benefits to Executive as provided in the Severance Agreement, which Executive acknowledges and agrees to be good and sufficient consideration to which Executive is not otherwise entitled.

3.             Prior Rights and Obligations.  Except as herein set forth, this Agreement and Release extinguishes all rights, if any, which Executive may have, and obligations, if any, Newfield may have, contractual or otherwise, relating to the employment or termination of employment of Executive with Newfield or any of the other Newfield Parties (as defined in Paragraph 7 below) including without limitation, all rights or benefits he may have under any employment contract, incentive compensation plan, bonus plan or stock option plan with any Newfield Party.

4.             Company Assets.  Executive hereby represents and warrants that he has no claim or right, title or interest in any property designated on any Newfield Party’s books as property or assets of any of the Newfield Parties.  Promptly after the effective date of his resignation, Executive shall deliver to Newfield any such property in his possession or control, including, if applicable and without limitation, his personal computer, cellular telephone, keys and credit cards furnished by any Newfield Party for his use.

5.             Proprietary and Confidential Information.  Executive agrees and acknowledges that the Newfield Parties have developed and own valuable “Proprietary and Confidential Information” that constitutes valuable and unique property including, without limitation, concepts, ideas, plans, strategies, analyses, surveys, and proprietary information related to the past, present or anticipated business of the various Newfield Parties.  Except as may be required by law, Executive agrees that he will not at any time disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any such Proprietary and Confidential Information (whether or not developed by Executive) without Newfield’s prior written consent.

Except as may be required by law, Executive further agrees to maintain in confidence any Proprietary and Confidential Information of third parties received or of which he has knowledge as a result of his employment with Newfield or any Newfield Party.

6.             Cooperation.  Executive shall cooperate with the Newfield Parties to the extent reasonably required in all matters relating to his employment or the winding up of his pending work on behalf of any Newfield Party and the orderly transfer of any such pending work as designated by Newfield.  This obligation of cooperation shall continue indefinitely subject to Executive’s reasonable availability and shall include, without limitation, assisting Newfield and its counsel in preparing and defending against any claims which may be brought against Newfield or any Newfield Party or responding to any inquiry by any governmental agency or stock exchange.  Newfield’s requests for Executive’s cooperation as may be required from time to time shall be as commercially reasonable and Executive agrees that he shall be commercially reasonable in providing such cooperation, taking into account the needs of the Newfield Parties and the position he may have with another employer at the time such cooperation is required.  Executive shall take such further action and execute such further documents as may be reasonably necessary or appropriate in order to carry out the provisions and purposes of this Agreement and Release.

7.             Newfield Parties.  Executive agrees that Newfield, its parent, sister, affiliated and subsidiary companies, past and present, and their respective employees, officers, directors, stockholders, agents, representatives, partners, predecessors and successors, past or present, and all benefit plans sponsored by any of them, past or present, shall be defined collectively, including Newfield, as the “Newfield Parties” and each of them, corporate or individual, individually as a “Newfield Party.”

8.             Executive’s Warranty and Representation.  Executive represents, warrants and agrees that he has not filed any claims, appeals, complaints, charges or lawsuits against any of the Newfield Parties with any governmental agency or court.  Executive also represents, warrants and agrees that, except as prohibited by law, he will not file or permit to be filed or accept benefit from any claim, complaint or petition filed with any court by him or on his behalf at any time hereafter; provided, however, this shall not limit Executive from filing a Demand for Arbitration for the sole purpose of enforcing his rights under this Agreement and Release.  Further, Executive represents and warrants that no other person or entity has any interest or assignment of any claims or causes of action, if any, he may have against any Newfield Party, which have been satisfied fully by this Agreement and Release and which he now releases in their entirety, and that he has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action referred to in this Agreement and Release, and that he has the sole right and exclusive authority to execute this Agreement and Release and receive the consideration provided.

9.             Release.  Executive agrees to release, acquit and discharge and does hereby release, acquit and discharge the Newfield Parties, individually and collectively, from any and all claims and from any and all causes of action against any of the Newfield Parties, of any kind or character, whether now known or not known, he may have against any such Newfield Party including, but not limited to, any claim for salary, benefits, expenses, costs, damages, compensation, remuneration or wages; and all claims or causes of action arising from his employment, termination of employment, or any alleged discriminatory employment practices, including but not limited to any and all claims or causes of action arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Texas Commission on Human Rights Act, and any other federal, state or local laws, whether statutory or common, contract or tort.  This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.

10.          No Admissions.  Executive expressly understands and agrees that the terms of this Agreement and Release are contractual and not merely recitals and that this Agreement and Release does not constitute evidence of unlawful conduct or wrongdoing by Newfield.  By his execution of this Agreement and Release, Executive acknowledges and agrees that (i) he knows of no act, event, or omission by any Newfield Party which is unlawful or violates any law, governmental rule or regulation, or any rule or regulation of any stock exchange, (ii) he has not committed, during his employment with Newfield or any Newfield Party, any act which is unlawful or which violates any governmental rule or regulation or any rule or regulation of any stock exchange, (iii) he has not requested any Newfield Party to commit any unlawful act or violate any governmental rule or regulation or any rule or regulation of any stock exchange, and (iv) neither he nor any other person employed by or contracting with any Newfield Party has been subjected to any adverse action because any such person refused to commit any unlawful act or violate any governmental rule or regulation or any rule or regulation of any stock exchange.

11.          Enforcement of Agreement and Release.  No waiver or non-action with respect to any breach by the other party of any provision of this Agreement and Release, nor the waiver or non-action with respect to any breach of the provisions of similar agreements with other employees shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.  Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such provisions shall be revised and reduced in scope so as to be valid and enforceable.

12.          Choice of Law.  This Agreement and Release shall be governed by and construed and enforced, in all respects, in accordance with the law of the State of Texas without regard to the principles of conflict of law except as preempted by federal law.

13.          Merger.  This Agreement and Release supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and Newfield and constitutes the entire agreement between Executive and Newfield with respect to the subject matter of this Agreement and Release.  This Agreement and Release may not be changed or terminated orally, and no change, termination or waiver of this Agreement and Release or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Newfield, by an authorized officer.

14.          No Derogatory Comments.  Except as required by judicial process or governmental rule or regulation, Executive shall refrain from making public or private comments relating to any

Newfield Party which are derogatory or which may tend to injure any such party in such party’s business, public or private affairs.

15.          Confidentiality. Executive agrees that he will not disclose the terms of this Agreement and Release or the consideration received from Newfield to any other person, except his attorney or financial advisors and only on the condition that they keep such information strictly confidential; provided, however, that the foregoing obligation of confidence shall not apply to information that is required to be disclosed by any applicable law, rule or regulation of any governmental authority.

16.          Rights Under the Older Worker Benefit Protection Act and the Age Discrimination and Employment Act.  Executive acknowledges and agrees:

16.1        that he has at least forty-five days to review this Agreement and Release, along with the demographic information attached hereto as Attachment 1;

16.2        that he has been advised in writing to consult with an attorney regarding the terms of this Agreement and Release prior to executing this Agreement and Release;

16.3        that, if he executes this Agreement and Release, he has seven days following the execution of this Agreement and Release to revoke this Agreement and Release, by submitting, in writing, notice of such revocation to Newfield;

16.4        that this Agreement and Release shall not become effective or enforceable until the revocation period has expired;

16.5        that he does not, by the terms of this Agreement and Release, waive claims or rights that may arise after the date he executes this Agreement and Release;

16.6        that he is receiving, pursuant to this Agreement and Release, consideration in addition to anything of value to which he is already entitled; and

16.7        that this Agreement and Release is written in such a manner that he understands his rights and obligations.

17.          Agreement and Release Voluntary.  Executive acknowledges and agrees that he has carefully read this Agreement and Release and understands that it is a release of all claims, known and unknown, past or present including all claims under the Age Discrimination in Employment Act.  He further agrees that he has entered into this Agreement and Release for the above stated consideration.  He warrants that he is fully competent to execute this Agreement and Release which he understands to be contractual.  He further acknowledges that he executes this Agreement and Release of his own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and after being advised to consult an attorney, and without reliance on any representation of any kind or character not expressly set forth herein.  Finally, he executes this Agreement and Release fully knowing its effect and voluntarily for the consideration stated above.

18.          Notices.  Any notices required or permitted to be given under this Agreement and Release shall be properly made if delivered in the case of Newfield to:

Newfield Exploration Company

4 Waterway Square Place, Suite 100

The Woodlands, Texas  77382

Attention:  Human Resources, Personal and Confidential

and in the case of Executive to:

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement and Release to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, this      day of             ,  , to be effective the eighth day following execution by                      unless earlier revoked.

Date	EXECUTIVE

NEWFIELD EXPLORATION COMPANY

By:
Name:
Title: